Exhibit 4.2
                                                                -----------

                       FIRST AMENDMENT TO RIGHTS AGREEMENT


     FIRST AMENDMENT, dated October 19, 2001 (this "Amendment"), between Synaptic Pharmaceutical Corporation, a Delaware corporation (the "Company") and Mellon Investor Services LLC, a New Jersey Limited Liability Company, formerly known as Chemical Mellon Shareholder Services, as rights agent (the "Rights Agent"), to the Rights Agreement, dated as of December 11, 1995 (the "Rights Agreement") between the Company and the Rights Agent.

     WHEREAS, the Company and the Rights Agent entered into the Rights Agreement on December 11, 1995;

     WHEREAS, the Company represents and warrants that no "Distribution Date" has occurred as of the date hereof;

     WHEREAS, the Company has determined that the definition of "Distribution Date" in Section 1(j) of the Rights Agreement is defective, in that it fails to properly provide for the right of the Board of Directors to extend when a Distribution Date shall be deemed to have occurred to the 30th day after the "Stock Acquisition Date" or the date that a tender or exchange offer is made by any person that would result in such person in becoming an "Acquiring Person," and

     WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, this Amendment is being entered into for purposes of setting forth the corrected definition of "Distribution Date."

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

     All capitalized terms not otherwise defined in this Amendment have the respective meanings assigned thereto in the Rights Agreement.

     Section 1(j) of the Rights Agreement is hereby amended to read in its entirety by the following:

     "Distribution Date" shall mean (i) the earlier of (x) the close of business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), or (y) the Close of Business on the tenth Business Day after the date that a tender or exchange offer by any Person (other than an Exempt Person) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be an Acquiring Person (irrespective of whether any shares are actually purchased pursuant to any such offer) or (ii) such later date as the Board may determine in its sole discretion but not later than the 30th day after the Stock Acquisition Date or the 30th day after the date a tender or exchange offer is first published, as the case may be."

     The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

     This Amendment may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

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     IN WITNESS  WHEREOF,  the undersigned have caused this Amendment to be duly exercised as of the day and year first above written.

                                  SYNAPTIC PHARMACEUTICAL CORPORATION

                                  By:/s/ Robert L. Spence
                                  -----------------------------------------
                                  Name:  Robert L. Spence
                                  Title:  Senior Vice President and CFO

                                  MELLON INVESTOR SERVICES LLC, as Rights Agent

                                  By:/s/ Jocelyn Montrose
                                  -----------------------------------------
                                  Name:  Jocelyn Montrose
                                  Title:  Relationship Manager